UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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First Internet Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2014

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of First Internet Bancorp on Monday, May 19, 2014 at 1:00 p.m. (EDT), in the Conference Room (West Entrance) located at 9100 Keystone Crossing, Indianapolis, Indiana 46240. At the meeting, shareholders will vote on the business items listed in the notice of the meeting, which follows on the next page.

We are furnishing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, help keep our costs low and reduce the environmental impact of our annual meeting. On or about April 4, 2014, a Notice of Internet Availability of Proxy Materials was mailed to our shareholders containing instructions on how to access our proxy statement and our 2013 Annual Report to Shareholders and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy statement, annual report and related materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all available methods of voting are contained in the Notice of Internet Availability of Proxy Materials, the proxy statement and the proxy card. If you attend the meeting, you may vote in person.

Sincerely,

/s/ David B. Becker

David B. Becker
Chairman, President
and Chief Executive Officer

FIRST INTERNET BANCORP
8888 Keystone Crossing, Suite 1700
Indianapolis, Indiana 46240
(317) 532-7900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 19, 2014

The 2014 Annual Meeting of Shareholders of First Internet Bancorp will be held in the Conference Room (West Entrance) located at 9100 Keystone Crossing, Indianapolis, Indiana 46240, at 1:00 p.m. EDT on Monday, May 19, 2014, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of shareholders,
2.	To approve, in an advisory (non-binding) vote, the compensation paid to three of our executive officers,
3.	To ratify the appointment of BKD LLP as our independent registered public accounting firm for 2014, and
4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on March 28, 2014, are entitled to notice of and to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1)	Go to the website noted on your proxy card or the Notice of Internet Availability of Proxy Materials and vote via the Internet;
(2)	If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.);
(3)	If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.; and
(4)	If you attend the meeting, you may revoke your proxy and vote by ballot.

By order of the Board of Directors,

/s/ Kay E. Whitaker

Kay E. Whitaker,
Secretary

Indianapolis, Indiana
April 4, 2014

i

FIRST INTERNET BANCORP
8888 Keystone Crossing, Suite 1700
Indianapolis, Indiana 46240

Annual Meeting of Shareholders
May 19, 2014

PROXY STATEMENT

This proxy statement and accompanying proxy are being furnished to the holders of common stock of First Internet Bancorp (the “Company,” “First Internet,” “we” or “us”) in connection with the solicitation of proxies by the Board of Directors, or the Board, for the 2014 Annual Meeting of Shareholders to be held at 1:00 p.m. EDT on Monday, May 19, 2014, in the Conference Room (West Entrance) located at 9100 Keystone Crossing, Indianapolis, Indiana 46240, and at any adjournments thereof. This proxy statement and the accompanying form of proxy, or a notice of internet availability, are being mailed to our shareholders on or about April 4, 2014.

On June 21, 2013, the Company completed a three-for-two (3:2) split of its common stock by the payment of a stock dividend of one-half of one share on each outstanding share of common stock. Except as otherwise indicated, all of the share and per-share information referenced throughout this proxy statement has been adjusted to reflect this stock split.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did shareholders receive a Notice of Internet Availability of Proxy Materials?

All of our shareholders will receive a Notice of Internet Availability of Proxy Materials, or Notice, which was or will be sent to shareholders on or about April 4, 2014, containing information on the availability of our proxy materials on the Internet. Shareholders will not receive a printed copy of our proxy materials unless they request the materials in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2013 Annual Report to Shareholders, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By voting over the Internet, by telephone or, if you receive a printed copy of the proxy materials, by completing and returning a proxy card, you are giving the persons named, David B. Becker and Kay E. Whitaker, the authority to vote your shares in the manner you indicate.

Who is qualified to vote?

Shareholders of record as of the close of business on March 28, 2014 are entitled to vote at the annual meeting or any adjournments thereof. As of that date, we had 4,449,619 shares of our common stock outstanding.

How many shares must be present to hold the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting, or 2,224,810 shares, is necessary to constitute a quorum for the transaction of business.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. You are a “shareholder of record” if your shares are registered directly in your name with our transfer agent, Registrar and Transfer Company. You are a “street name” holder if your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian.

How do I vote my shares?

If you are a “shareholder of record,” you have several choices. You can vote your shares by proxy:

•	Over the Internet;
•	By the telephone; or
•	If you receive a printed copy of the proxy card, by marking, signing, dating and mailing your proxy card.

You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card, available when voting over the Internet or by telephone. Please refer to the specific instructions set forth on the Notice or proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. If you vote over the Internet or by telephone, you do not need to return a proxy card.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote in person at the meeting?

If you are a “shareholder of record,” you may vote your shares in person at the meeting. If you hold your shares in “street name,” you must obtain a legal proxy from your broker, bank, trustee or nominee, giving you the right to vote your shares at the meeting.

What do I need to do to attend the meeting and how do I vote my shares in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only shareholders who owned our common stock as of the close of business on March 28, 2014 are entitled to attend the meeting.

•	If you are a shareholder of record as of March 28, 2014, you must bring some form of government-issued photo identification to be admitted to the meeting. You may vote your shares in person at the meeting by completing a ballot at the meeting.
•	If your shares are held in street name, you must request a written legal proxy from your broker, bank or other nominee that holds your shares in order to vote your shares at the meeting. If you do not obtain a written legal proxy from your broker, bank or other nominee, you will not be entitled to vote your shares at the meeting, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of common stock on March 28, 2014 and provide some form of government-issued photo identification.

Even if you currently plan to attend the meeting, we recommend that you vote by proxy, either via the Internet, by telephone or by mail, so that your vote will be counted if you later decide not to attend the meeting.

What matters will be voted on at the meeting?

There are three matters to be voted on at the meeting, as follows:

1.	The election of seven directors to serve until the next annual meeting of shareholders,
2.	An advisory vote to approve the compensation paid to three of our executive officers, also referred to as a “say-on-pay” vote, and
3.	The ratification of the appointment of BKD LLP as our independent registered public accounting firm for 2014.

What are broker non-votes?

A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1 and 2 each fall into this category. If you do not provide your broker with voting instructions, any of your shares held by the broker will not be voted on any of these proposals.

What vote is required for each of the proposals to be approved?

For Proposal 1, the directors receiving a plurality of the votes cast FOR will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposals 2 and 3 will be approved if more shares are voted FOR the proposal than AGAINST. Neither abstentions nor broker non-votes will affect the outcome of either proposal.

What can I do if I change my mind after I submit my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by: (1) sending a written notice of the revocation to our Secretary at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240 that is received prior to the meeting, (2) submitting a later-dated proxy via the Internet, by telephone or by mail, or (3) by attending the meeting and voting your shares in person. If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank or other nominee holder. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	FOR the election of the seven nominees.
•	FOR the say-on-pay vote.
•	FOR the ratification of the appointment of BKD LLP as our independent registered public accounting firm for 2014.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

•	FOR the election of the seven nominees.
•	FOR the say-on-pay vote.
•	FOR the ratification of the appointment of BKD LLP as our independent registered public accounting firm for 2014.

What is the effect of the say-on-pay vote?

This proposal is advisory and not binding on the Company, the Board or the Compensation Committee. We could, if the Board or the Compensation Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of this advisory vote.

Why did I receive more than one Notice or proxy card?

You will receive multiple Notices or proxy cards if you hold your shares of record in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in street name by a broker, bank or other nominee, you will receive your proxy card from your broker, bank or other nominee and you will return your proxy to your broker, bank or other nominee. You should vote on and sign each proxy card you receive.

What happens if additional matters are presented at the annual meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our By-Laws.

Who will count the votes?

Our transfer agent, Registrar and Transfer Company, will act as inspector of elections at the annual meeting and will count the votes.

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting will be available at the meeting and for five days prior to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our offices at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240. If you would like to view the shareholder list, please contact our Secretary at (317) 532-7900 to schedule an appointment.

Who pays for the cost of proxy preparation and solicitation?

We will pay the cost of preparing, assembling and mailing this proxy statement and form of proxy. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Our directors, officers and other employees may also solicit proxies personally by telephone, facsimile, electronic mail, personal contact or otherwise. They will not be specifically compensated for doing so.

Can I receive future proxy statements and annual reports electronically?

Yes. If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports and other shareholder communications by following the instructions on your Notice or proxy card to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also contact our transfer agent, Registrar and Transfer Company by calling (908) 497-2300 or toll-free at (800) 866-1340 or by writing: Attn: Client Relations Department, 10 Commerce Drive, Cranford, NJ 07016. If your shares are held beneficially in street name, please contact your broker, bank or other nominee and ask about the availability of electronic delivery.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board currently consists of seven members. The Board, acting on the recommendation of our Nominating and Corporate Governance Committee, has nominated the seven incumbents for election as directors. Each nominee who is elected will serve for a term of one year, which expires at our next annual meeting of shareholders or such later date as his or her successor has been elected and qualifies.

No fees were paid to any third parties to identify or evaluate potential nominees. Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees.

If any of these nominees becomes unable to serve, we expect that the persons named as proxies will exercise their voting power in favor of other such person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve.

The names of the persons who are nominees for election and their current positions and offices with First Internet are set forth below. There are no family relationships among any of our directors or officers.

Director/Nominee	Age	Positions and Offices Held with First Internet Bancorp
David B. Becker	60	Chairman, President, Chief Executive Officer and Director
John K. Keach, Jr.	62	Director
David R. Lovejoy	65	Director, Vice Chairman of the Board
Ann D. Murtlow	53	Director
Ralph R. Whitney, Jr.	79	Director
Jerry Williams	71	Director
Jean L. Wojtowicz	56	Director

Business Experience and Qualifications of Nominees

David B. Becker has served as our Chairman of the Board since 2006 and as our President since 2007. Mr. Becker is the founder of First Internet Bank of Indiana, our banking subsidiary (the “Bank”), and has served as an officer and director of the Bank since 1998.

Mr. Becker’s experiences as a successful entrepreneur in numerous businesses and in acting as our principal executive officer for over five years qualify him for service on our Board.

John K. Keach, Jr. has served as a director of the Company and the Bank since November 2012. He is currently a private investor. From 1994 to September 2012, he was Chairman of the Board, President and Chief Executive Officer of Indiana Community Bancorp, a bank holding company headquartered in Columbus, Indiana, that was acquired by Old National in September 2012.

Mr. Keach’s experience as the chief executive officer of a publicly-held bank holding company for more than ten years qualifies him for service on our Board.

David R. Lovejoy has served as Vice Chairman of the Board since 2006. He has been a director of the Company since 2006 and a director of the Bank since 1999. Mr. Lovejoy previously served as President at the Bank from 2000 to 2006. He is currently a managing director, chief compliance officer and chief financial officer of Greycourt & Co., which provides investment advisor services. Mr. Lovejoy has extensive experience in financial services, corporate development and strategy, corporate restructuring and startup. He has served as the Vice Chairman of Mellon Bank Corporation and Security Pacific Corporation, and as a director of the Los Angeles Branch of the 12th District Federal Reserve Bank and Phelps Dodge Corporation.

Mr. Lovejoy is qualified to serve as a director due to his years of experience in the financial service industries, including his service as an executive of major financial companies and a director of a Federal Reserve Bank.

Ann D. Murtlow has been a director of the Company and the Bank since January 1, 2013. Ms. Murtlow was named President and CEO of United Way of Central Indiana on April 1, 2013. Previously, she served as Principal of her consulting firm, AM Consulting, LLC. From 2002 to 2011, Ms. Murtlow served as President, Chief Executive Officer and Director of IPALCO Enterprises, Inc., a wholly owned subsidiary of AES Corporation, and Indianapolis Power and Light Company, a wholly owned subsidiary of IPALCO Enterprises.

She also served as Vice President and Group Manager of AES Corporation’s Northern and Central European operations from 1999 to 2002. Ms. Murtlow served as a director of the Federal Reserve Bank of Chicago from 2007 to 2012, and AEGIS Insurance Services from 2009 to 2011. She currently serves as a director of Great Plains Energy, Inc. and its subsidiaries Kansas City Power & Light Company and Kansas City Power & Light Company Greater Missouri Operations Company, Wabash National Corporation and Herff Jones. In addition, she is a director of the Mind Trust and Economic Club of Indiana.

Ms. Murtlow’s experience as principal executive officer and experience with corporate and non-profit boards of directors qualify her to serve on our Board. Her experience as a former director of the Federal Reserve Bank of Chicago also provides helpful insight into the financial services and banking industry and the associated regulatory environment.

Ralph R. Whitney, Jr. has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Whitney has been a principal at Hammond, Kennedy, Whitney & Co., a New York financial intermediary and private investment banking firm, since 1971. He has served as director of Baldwin Technology Company, Inc. and Excel Industries, Inc. and served as chairman of that company’s board of directors from 1983 to 1985, as a director of Dura Automotive Systems, Inc., which merged with Excel Industries. He serves as an advisor to Cheyenne Capital and Access Venture Partners. Mr. Whitney is also a Trustee of the University of Rochester and a director of the University of Wyoming Foundation.

Mr. Whitney’s decades of experience in private equity and investment banking and his service on several boards of directors of public companies qualify him to serve on our Board.

Jerry Williams has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Williams has been a practicing attorney for more than 40 years and is associated with Taft Stettinius & Hollister LLP, an Indianapolis-based law firm. He serves on the Board of Visitors of Marian University. Mr. Williams previously served as executive vice president, general counsel and a director of ADESA Corporation, and was responsible for more than 20 acquisitions. He is a past director of NNC Group (and chaired its compensation and audit committees), the Indiana Secondary Market for Education Loans, Inc., a state chartered organization originating and acquiring higher education loans, and Gleaners Food Bank of Indiana, Inc.

Mr. Williams’ career, encompassing his experience in private legal practice in advising businesses and as general counsel and a director of publicly-traded and private companies, qualifies him for service on our Board.

Jean L. Wojtowicz has been a director of the Company since 2006 and a director of the Bank since 1998. Ms. Wojtowicz founded Cambridge Capital Management Corp., a consulting firm and manager of non-traditional sources of business capital, in 1983 and currently serves as its President. She serves on the boards of directors of publicly traded companies Vectren Corporation and First Merchants Corporation in addition to the National Association of Development Companies and the One America Mutual Insurance Holding Company.

Ms. Wojtowicz is qualified to serve as one of our directors due to the entrepreneurial skills she demonstrated in the founding of her company and her experiences as an advisor to businesses obtaining financing.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

CORPORATE GOVERNANCE

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board and our Code of Business Conduct and Ethics and amends them as appropriate to reflect new policies or practices.

The directors of the Company also serve as the directors of the Bank.

Board Leadership Structure

Our Board is currently led by Mr. Becker who is the Chairman of the Board, President and Chief Executive Officer. Mr. Becker has held all of these positions since 2007 and has experience in leading the Company through a range of changes in business environments. The Board believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making, and a cohesive corporate strategy.

Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel they are well qualified to evaluate our current and future needs and to judge how the capabilities of our senior management can be most effectively organized to meet those needs. Our Board currently has six independent directors. We have three standing committees whose membership is limited to independent directors. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it in the future as circumstances warrant.

Board Role in Risk Oversight

Our Board regularly receives reports from our Chief Executive Officer and other members of our senior management team regarding areas of significant risk to us, including strategic, operational, financial, legal, regulatory and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as legal matters, regulatory compliance, interest rate sensitivity, liquidity management, asset quality and has developed a systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, external auditors and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as each other director, have access to our Chief Financial Officer and any other member of our management for discussions between meetings as warranted. The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings

The Board has determined that six of our seven directors are “independent directors” as defined by the listing standards of The NASDAQ Stock Market (the market in which our common stock trades), or Nasdaq, and the director independence rules of the Securities and Exchange Commission, or SEC. The Board has affirmatively determined that none of the persons who served as independent directors during 2013 have any relationship with us that would impair their independence.

Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2013, the Board held nine regular meetings. All directors attended at least 89% of the aggregate number of meetings of the Board and the committees on which they served during 2013.

Each director of is expected to be present at annual meetings of shareholders, absent exigent circumstances that prevents their attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. At last year’s annual meeting held on May 20, 2013, four of the Company’s directors attended in person and one additional director participated through electronic conferencing.

Board Committees and Committee Meetings

The Board has three standing committees comprised entirely of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of the committees, as of the date of this proxy statement, are identified in the following table.

Name of Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John K. Keach, Jr.	—	✗	✗
David R. Lovejoy	✗	—	Chair
Ann D. Murtlow	—	—	✗
Ralph R. Whitney, Jr.	✗	✗	—
Jerry Williams	—	Chair	—
Jean L. Wojtowicz	Chair	—	—

Audit Committee

The Audit Committee oversees our accounting and financial reporting activities. It appoints and evaluates our independent registered public accounting firm and meets with that firm and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal accounting controls, policies and procedures.

All members of the Audit Committee are “independent directors” as such term is defined under the Nasdaq rules and meet the additional independence criteria for audit committee members set forth in the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that Ms. Wojtowicz qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

The Audit Committee held four meetings during 2013.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Compensation Committee

The Compensation Committee reviews and recommends to the Board the compensation of our officers and managers, guidelines for the general wage structure of the entire workforce and director compensation. The Compensation Committee also oversees the administration of our employee benefit plans. In determining the compensation of the named executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

All members of the Compensation Committee are “independent directors” as such term is defined in the Nasdaq rules; “non-employee directors” as such term is defined in Rule 16b-3 of the Exchange Act; and “outside directors” as such term is defined in Section 162(m) of the Internal Revenue Code. All of the members also meet the additional independence criteria for compensation committee members set forth in the Nasdaq rules and SEC Rule 10C-1 promulgated under the Exchange Act.

The Compensation Committee held nine meetings during 2013.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, no person who served as a member of our Compensation Committee was, during such period, an officer or employee of our Company, or has ever been one of our officers, and no such person had any transaction with us required to be disclosed in “Transaction with Related Persons,” below. In addition, during the year ended December 31, 2013, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in an annual self-evaluation, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer.

All members of the Nominating and Corporate Governance Committee are independent directors as defined by Nasdaq rules.

The Nominating and Corporate Governance Committee did not hold any separate meetings during 2013. Following its appointment, in January the Committee satisfied its responsibilities and approved the necessary actions during a subsequent Board meeting.

The Nominating and Corporate Governance Committee is responsible for identifying potential Board members. The committee examines, among other things, the following qualifications and skills of director candidates: their business or professional experience, their independence, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, the needs of the Board for certain skills or experiences and their understanding of our business. The Nominating and Corporate Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities. The committee considers diversity in identifying nominees for director.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Secretary at 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for Board service and contact information for the shareholder and the candidate.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Corporate Governance Committee must comply with the advance notice and informational requirements set forth in our By-Laws, which are more fully explained later in this proxy statement under “Shareholder Proposals for our 2015 Annual Meeting.”

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Shareholder Communications

The Board has implemented a process whereby shareholders may send communications to its attention. The process for communicating with the Board is set forth in our Corporate Governance Principles, which are available on our website at www.firstinternetbancorp.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Based on our records, we believe that during 2013 all applicable Section 16(a) filing requirements were met.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. If we grant any waiver to the Code of Business Conduct and Ethics, we will disclose the nature of such waiver in a Current Report on Form 8-K that we will file with the SEC. A copy of the Code of Business Conduct and Ethics is available on our website at www.firstinternetbancorp.com. We will disclose any amendments or updates to our Code of Business Conduct and Ethics by posting such amendments or updates on our website.

Transactions with Related Persons

The Bank offers loans to directors, officers and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with a person who is not a related interest of the lender, and which do not involve more than the normal risk of collectability or present other unfavorable features. All such loans were performing in accordance with their terms as of the date of this proxy statement. Federal banking regulations permit executive officers and directors to participate in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.

Although the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, generally prohibits a public company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an officer or director, there are several exceptions to this general prohibition, including loans made by an FDIC-insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to directors and officers comply with the Federal Reserve Act and the Federal Reserve’s Regulation O and, therefore, are excepted from the prohibitions on loans to officers and directors under the Sarbanes-Oxley Act.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The second proposal to be considered at the annual meeting is an advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and the narrative discussion following the compensation tables). This proposal, commonly known as the say-on-pay vote, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our named executive officers and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program is intended to motivate and retain qualified managerial personnel in a way that establishes an appropriate relationship between executive pay and the creation of shareholder value. We believe that our executive compensation program accomplishes this goal.

Our executive compensation program received substantial shareholder support and was approved, on an advisory basis, by approximately 93.9% of the votes cast at the annual meeting of shareholders held May 20, 2013. Our Compensation Committee and the other members of our Board believe that this vote reflected our shareholders’ strong support of the compensation decisions made by the Committee for our named executive officers for 2012. Based on these results, our Compensation Committee concluded that our executive compensation program achieves the goals of our compensation philosophy and, therefore, reaffirmed the elements of our executive compensation for 2013.

Key factors impacting the compensation paid to the three “named executive officers” identified in the Summary Compensation Table below included the following:

•	Our executive compensation programs and practices are intended to encourage executives to meet our growth objectives while maintaining the quality of our assets, complying with all regulatory requirements and rewarding shareholders.
•	2013 was another year of strong growth. With year-over-year net loans receivable increasing 41%, we expanded our loan origination capabilities and diversified our revenue streams.
º	Net loans receivable were $495.73 million at December 31, 2013. Our expanding loan portfolio generated increased net interest income, which was up 10% in 2013. This partially offset a decrease in noninterest income caused by a nationwide slowing in mortgage refinancing activity. Total assets were $802.34 million at December 31, 2013, up 26% from the prior year-end.
º	Total commercial loans increased to $197.60 million at December 31, 2013 compared to $99.19 million at the prior year-end, reflecting a 68% increase in Commercial Real Estate loans and a 287% increase in Commercial and Industrial loans.
º	Total deposits increased to $673.10 million at December 31, 2013, up 27% from the prior year-end.
º	At the same time we reported improved asset quality as the percentage of nonperforming assets to total assets declined to .90% at the end of 2013, compared with 1.62% a year earlier.
•	We remained in compliance with all regulatory capital requirements.

We set high expectations for our management team for 2013. We did that to align their interests with our shareholders’ interest in profitable, quality growth. The compensation of the named executive officers in 2013 was again consistent both with our performance for the year and the goals established by the Compensation Committee. However, because our performance measures were not satisfied, none of our named executive officers received a payment under our Senior Management Bonus Plan for 2013.

The following resolution will be voted on at the annual meeting:

Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2014 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion.

Because it is advisory, the results of the say-on-pay vote are not binding upon the Board or the Compensation Committee. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation for each of the Company’s two most recent completed fiscal years ended December 31, 2012 and 2013, provided to our principal executive officer and the two other most highly compensated executive officers who received remuneration exceeding $100,000 during the year ended December 31, 2013, whom we refer to as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
David B. Becker Chairman, President and Chief Executive Officer	2013	305,954	—	45,162	—	59,128	11,404	421,648
	2012	300,000	150,000	—	150,000	138,232	8,750	746,982

Kay E. Whitaker(5) Senior Vice President – Finance and Chief Financial Officer	2013	235,577	—	756,012	—	—	7,595	999,184

C. Charles Perfetti Senior Vice President	2013	185,681	—	45,162	—	—	14,481	245,324
	2012	180,394	—	62,361	27,836	—	18,507	289,098

(1)	Amounts shown represent the aggregate grant date fair value of a common stock award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts for 2013 represent restricted stock awards under the First Internet Bancorp 2013 Equity Incentive Plan granted on July 22, 2013. Each of Messrs. Becker and Perfetti received a grant of 1,800 shares of restricted stock and Ms. Whitaker received a grant of 30,132 shares of restricted stock. Management’s estimate of the fair value of our common stock on that grant date is based on the closing price of the company’s common stock as reported on the NASDAQ Capital Market on the grant date, which was $25.09 per share. Amounts for 2012 represent a grant of 4,563 shares of common stock to Mr. Perfetti on December 21, 2012 pursuant to the 2012 Senior Management Bonus Plan. Management’s estimate of the fair value of our common stock on that grant date is based upon the last trade as reported on the NASDAQ Capital Market on or before that date, which occurred on December 20, 2012 at a per share price of $13.67.
(2)	Amounts presented represent cash bonuses earned during each of the applicable fiscal years under the applicable year’s Senior Management Bonus Plan.
(3)	Represents earnings on Mr. Becker’s Supplemental Executive Retirement Agreement.
(4)	Represents life insurance premiums, matching contributions under our 401(k) Plan and, with respect to Mr. Perfetti only, automobile allowances totaling $10,800 for 2012 and $5,397 for 2013.
(5)	Ms. Whitaker joined the Company and was appointed to her current position in January 2013.

Employment and Other Agreements

David B. Becker has an employment agreement with us providing for an annual base salary and an annual bonus, if any, as determined from time to time by the Compensation Committee of the Board. The annual bonus is to be determined with reference to the achievement of annual performance objectives established by the Compensation Committee for Mr. Becker and other senior officers. The agreement also provides that Mr. Becker may be awarded additional compensation, benefits or consideration as the Compensation Committee may determine. The initial term of the agreement was set to expire on December 31, 2013, but automatically renewed for a successive one year term, through December 31, 2014.

The agreement provides that if Mr. Becker’s employment is terminated by us for “cause”, or by him without “good reason”, he will be paid the amounts then due for his services through the date of termination. If the executive’s employment is terminated without cause or he resigns for good reason he will be paid, in twelve equal monthly payments beginning the month following termination, an amount equal to two times his then-annual base salary plus two times the amount of the annual bonus he was paid for the calendar year preceding the termination. If Mr. Becker’s employment is terminated due to his death or disability he or his estate, as the case may be, will be paid within thirty days, an amount equal to 120% of the annual bonus he was paid for the calendar year preceding the termination. If his employment terminates or is not renewed or if he resigns for any reason within twelve months following a change in control of us, he will be paid, in twelve equal monthly payments beginning the month following the end of his employment, an amount equal to three times his then-current base salary plus two times the amount of the annual bonus he was paid for the calendar year preceding the termination; provided, however, the total payments will be limited to the maximum amount that could be paid to him without imposing excise tax under the Internal Revenue Code. If Mr. Becker’s employment is terminated for any reason outlined in this paragraph then, to the fullest extent permitted by law, all restrictions on any outstanding incentive awards, including equity awards will lapse and become 100% vested.

Kay E. Whitaker has a Change in Control Termination Benefits Agreement with us. The agreement provides that if her employment is terminated by her for “good reason” or by the Company for any other reason other than her death, disability, scheduled retirement, or for “cause” within twenty-four months following a change in control, then she will be paid all accrued compensation and a lump sum equal to two times the sum of her then-current base annual salary plus the greater of the annual bonus she received in the most recent year end or an amount equal to 50% of her base annual salary as of the date of termination. Notwithstanding anything in the agreement, no amount will be paid that would be subject to the excise tax or denial of deduction imposed by the Internal Revenue Code.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2013 for each named executive officer's equity awards. The equity awards consist of shares of restricted stock granted pursuant to the First Internet Bancorp 2013 Equity Incentive Plan, or the 2013 Equity Plan.

		Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)
David. B. Becker	7/22/2013	1,800	40,500
Kay E. Whitaker	7/22/2013	30,132	677,970
C. Charles Perfetti	7/22/2013	1,800	40,500

(1)	Represents remaining shares under grants of restricted stock under the First Internet Bancorp 2013 Equity Incentive Plan subject to vesting in three substantially equal installments on January 1 of each of 2014, 2015, and 2016.

2013 Equity Incentive Plan

Our Board believes that the effective use of stock-based long-term incentive compensation is vital to our ability to continue our strong financial performance. Our Board approved the 2013 Equity Plan on March 18, 2013 and our shareholders approved the 2013 Equity Plan at our annual meeting of shareholders held May 20, 2013.

The 2013 Equity Plan authorizes the issuance of 750,000 shares of our common stock. Under the terms of the 2013 Equity Plan, the pool of shares available for issuance may be used for all types of equity awards available under the 2013 Equity Plan, which include stock options, stock appreciation rights, or SARs, restricted stock awards, stock unit awards and other stock-based awards.

All employees, consultants and advisors of the Company or any subsidiary, as well as all non-employee directors of the Company, will be eligible to receive awards under the 2013 Equity Plan. As of March 28, 2014, there were approximately 134 persons employed by our Company and its subsidiaries and six non-employee members of our Board, all of whom would be eligible to receive awards under the 2013 Equity Plan.

The 2013 Equity Plan is administered by the Compensation Committee of our Board, which may in turn delegate its duties, power and authority under the 2013 Equity Plan to any of its members, to officers of the Company with respect to awards to participants who are not directors or executive officers of the Company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares or amount of cash covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2013 Equity Plan, interpret the 2013 Equity Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2013 Equity Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

2013 Senior Management Bonus Plan

Effective as of January 1, 2013, our Compensation Committee established the 2013 Senior Management Bonus Plan for senior management employees, including all of our named executive officers.

The 2013 Senior Management Bonus Plan required that 2013 performance must exceed the following thresholds:

•	The Bank must have a satisfactory record of complying with regulatory requirements.
•	The Bank must have an operating income of at least $8.0 million (after accounting for any bonuses under the plan).
•	We must declare in 2013 and pay not later than January 31, 2014 a dividend to shareholders of at least $0.167 per share (as adjusted for stock split).

So long as the above-identified thresholds were met and the Bank achieved a return on average assets greater than 0.85%, then each senior management employee was entitled to receive a bonus equal to a percentage of his or her 2013 base salary in accordance with the following table:

Return on Average Assets	Bonus as a % of 2013 Base Salary
less than 0.85	—
Equal or greater than 0.85 but less than 1.00	10%
Equal or greater than 1.00 but less than 1.10	25%
1.10 or greater	50%

Although two other executive officers received bonuses, no bonuses were paid to named executive officers under the 2013 Senior Management Bonus Plan. If the Bank restates its financial statements for the year ending December 31, 2013, then the Board will determine the amount of bonus that should have been paid to the two officers who received them based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonus that was paid, then the Bank will pay such difference. If the Restated Bonus Amount is less than the bonus that was paid, then the employee (or his or her designated beneficiary or estate) will repay such difference. The right to receive and the obligation to repay any Restated Bonus Amount applies regardless of whether the employee is then currently employed with the Bank.

2014 Senior Management Bonus Plan

Effective as of January 1, 2014, our Compensation Committee has established the 2014 Senior Management Bonus Plan for senior management employees, including all of our named executive officers.

The 2014 Senior Management Bonus Plan requires that 2014 performance must exceed the following thresholds:

(1)	The Bank must have a satisfactory record of complying with regulatory requirements.
(2)	The Bank must have an operating income of at least $9.0 million (after accounting for any bonuses under the plan).
(3)	We must declare in 2014 and pay not later than January 31, 2015 dividends to shareholders of at least $0.24 per share.

So long as the above-identified thresholds are met and the Bank achieves a return on average assets greater than 0.85%, then each named executive officer will be entitled to receive a bonus equal to a percentage of his or her 2014 base salary in accordance with the following table:

Return on Average Assets	Bonus as a % of 2014 Base Salary
less than 0.85	—
Equal or greater than 0.85 but less than 1.00	10%
Equal or greater than 1.00 but less than 1.10	25%
1.10 or greater	50%

If, after the payment of any bonus under the plan, the Bank restates its financial statements for the year ending December 31, 2014, then the Compensation Committee will determine the amount of bonus that should have been paid to the officers who received them based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonus that is paid (if any), then the Bank will pay such difference. If the Restated Bonus Amount is less than the bonus that is paid (if any), then the employee (or his or her designated beneficiary or estate) will repay such difference. The right to receive and the obligation to repay any Restated Bonus Amount applies regardless of whether the employee is then currently employed with the Bank.

Except in the case of death or termination due to disability, in order to be eligible to receive any payment under the 2014 Senior Management Bonus Plan, the employee must be employed with the Bank during all of 2014 and at the time the bonuses under the 2014 Senior Management Bonus Plan are paid. In the event of death or termination due to disability during 2014 or in 2015 but before the payment date, a pro-rata portion of the bonus amount will be paid to the employee or his or her beneficiary designated in writing and filed with the Bank. The pro-rata amount due will be determined by a fraction, the numerator being the number of days of full time employment by the bank in 2014 and the denominator being 365. In the absence of a designated beneficiary, the bonus will be paid to the estate of a deceased employee.

Potential Payments upon Termination or Change-in-Control

Under Mr. Becker’s Employment Agreement, if his employment terminates or is not renewed or if he resigns for any reason within twelve months following a change in control of us, he will be paid, in twelve equal monthly payments beginning the month following the end of his employment, an amount equal to three times his then-current base salary plus two times the amount of the annual bonus he was paid for the calendar year preceding the termination; provided, however, the total payments will be limited to the maximum amount that could be paid to him without imposing excise tax under the Internal Revenue Code. If the executive’s employment is terminated for any reason outlined in this paragraph then, to the fullest extent permitted by law, all restrictions on any outstanding incentive awards, including equity awards will lapse and become 100% vested.

As described above, pursuant to Ms. Whitaker’s Change in Control Termination Benefits Agreement, if her employment is terminated by her for “good reason” or by the Company for any other reason other than her death, disability, scheduled retirement, or for “cause” within twenty-four months following a change in control, then she will be paid all accrued compensation and a lump sum equal to two times the sum of her then-current base annual salary plus the greater of the annual bonus she received in the most recent year end or an amount equal to 50% of her base annual salary as of the date of termination.

The Bank had entered into Supplemental Executive Retirement Agreements with certain executives, including one named executive officer, Mr. Becker. Under their respective agreements, after they had completed 15 or more years of service with the Bank, the Bank had agreed to pay supplemental retirement benefits to them upon termination of their employment for reasons other than death or after their sixtieth birthday. The maximum amount payable under each of the agreements was equal to 30% of the highest annual base salary rate paid by the Bank to the executive during the five years before the date the benefit is triggered. If the benefit was triggered before the executive had completed 15 years of service with the Bank, no benefit would have been payable. If the benefit was triggered after the executive has completed 15 years of service with the Bank, but before the executive’s sixtieth birthday, the benefit would have equaled the a 15-year fixed annuity derived from the total balance sheet liability accrued on the Bank’s records with respect to the payment of benefits under the agreement, crediting interest on the unpaid balance at an annual rate of four percent, compounded annually. If the benefit was triggered on or after the executive’s sixtieth birthday, the benefit would have phased in after each additional year from 85% of the maximum amount payable after the executive’s sixtieth birthday to 100% of the maximum amount payable after the executive’s sixty-fifth birthday. If the executive’s employment was terminated due to disability at any time, the Bank would have paid the full benefit as if the executive had served past their sixty-fifth birthday. If the executive’s employment was terminated due to death, Bank would have paid to the executive an amount equal to the total balance sheet liability accrued on the Bank’s records with respect to the payment of benefits under the agreement.

Each Supplemental Executive Retirement Agreement included additional covenants not to compete with or solicit employees, vendors, consultants, independent contractors of customers from the Bank, which covenants would have been generally enforceable against the executive by the Bank during the term of their employment with the Bank and for a period of two years thereafter.

On July 29, 2013, our Compensation Committee terminated all of the Supplemental Executive Retirement Agreements. As a result of the termination, Mr. Becker is eligible to receive his current accrued benefit of $519,950. The termination of these agreements will not have an impact on the Company's results of operations because the amounts have been fully expensed as of July 31, 2013 and no further accruals occurred after the termination date. In compliance with Section 409A of the Internal Revenue Code, we expect to pay the accrued benefits to the executive on August 1, 2014, subject to the executive’s execution of a release in form satisfactory to the Company, releasing the Bank and its affiliates from further liability under his or her Supplemental Executive Retirement Agreement.

Director Compensation

The following table sets forth certain information regarding compensation of the persons who served as non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John K. Keach, Jr.	11,400	20,000	31,400
David R. Lovejoy	13,800	20,000	33,800
Ann D. Murtlow	6,000	20,000	26,000
Ralph R. Whitney, Jr.	15,700	20,000	35,700
Jerry Williams	13,700	20,000	33,700
Jean L. Wojtowicz	17,400	20,000	37,400

(1)	The Directors’ Deferred Stock Plan in effect during 2013 provided directors with the option to elect to receive up to 100% of their annual retainer in either common stock or deferred stock rights. In 2013 all directors elected to receive their $20,000 retainer in the form of deferred stock rights. The deferred stock rights are payable to the director on the basis of one common share for each deferred stock right and were granted on January 1, 2013 at fair value and vest in twelve substantially equivalent increments at the end of each calendar month in the year in which they were granted.

We compensate our non-employee directors for their services in common stock or cash. As of January 1, 2013, non-employee directors have been eligible to receive the following compensation:

•	Annual Retainer. For 2013 we paid non-employee directors a $20,000 annual retainer either in shares of common stock or deferred stock rights under the Directors’ Deferred Stock Plan then in effect. Each deferred stock right is payable as a share of common stock when the holder ceases to serve as a director. The retainer fully vested as of the last day of the same year. If a director’s service was terminated during the vesting period, they would have received a pro rata portion of the annual retainer based on the number of full months served using the grant date valuation to determine the number of vested whole shares to be purchased by the pro rata retainer. Any remaining balance due to the director would have been paid in cash. The remainder of the unvested retainer would be forfeited.

•	Audit Committee Meeting Fees. We pay each committee member a $600 cash meeting fee for each committee meeting attended. An annual cash fee of $9,000 is paid to the chair of the committee and other members receive an annual cash fee of $2,500, both of which are paid pro rata over the year on at least a quarterly basis.
•	Compensation Committee Meeting Fees. We pay each committee member a cash $600 meeting fee for each committee meeting attended. An annual cash fee of $3,500 is paid to the chair of the committee, paid pro rata over the year on at least a quarterly basis.
•	Nominating and Corporate Governance Committee Meeting Fees. We pay each committee member a cash $600 meeting fee for each committee meeting attended. An annual cash fee of $3,500 is paid to the chair of the committee, paid pro rata over the year on at least a quarterly basis.
•	Reimbursement of Meeting Expenses. We reimburse our non-employee directors for their reasonable expenses incurred in attending regular, special and board committee meetings.

In December 2013, our Compensation Committee approved the issuance, as of January 1, 2014, of tandem awards of shares of restricted stock and deferred stock units to each of our non-employee directors under the 2013 Equity Plan. Each award had a grant date fair value of $20,000 and represents the non-cash component of the compensation payable for the directors’ service during 2014. The economic terms of the awards are substantially the same as the non-cash retainer compensation the non-employee directors received for 2013 in the form of director deferred stock rights.

The number of shares of restricted stock or deferred stock units was determined by dividing $20,000 by the closing price of our common stock on December 31, 2013, which was the next preceding date before January 1, 2014 upon which a sale of our shares occurred. Each director chose to receive the award in the form of restricted stock or deferred stock units (or a combination of both). If they chose restricted stock, the shares of restricted stock vest monthly over 2014. If they chose deferred stock units, the units vest over the same time, but the issuance of the shares of common stock underlying the award would be deferred until the time selected by the director (either 6 months after leaving the board or age 65). Cash dividends will be paid on unvested shares of restricted stock. For the stock units, any cash dividends will be converted into dividend equivalent rights that will result in additional stock units. Any shares payable as a share dividend or stock-split are subject to the same terms as the underlying award.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 regarding outstanding grants and shares available for grant under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans
Equity compensation plans approved by security holders(1)	46,232		—	703,768
Equity compensation plans not approved by security holders(2)	79,676	(3)	—	—
Total	125,908		—	703,768

(1)	Consists of the 2013 Equity Plan.
(2)	Consists of the Company’s Directors’ Deferred Stock Plan in effect through 2013.
(3)	Represents deferred stock rights that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to serve as a director.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 28, 2014, regarding beneficial ownership of our common stock held by each director and named executive officer, by all directors and executive officers as a group, and by all persons who are known to be beneficial owners of more than 5% of our common stock. Each such person has sole voting and investment power with respect to such securities, except as otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
David B. Becker	205,128	(2)	4.61%
Kay E. Whitaker	28,130	(3)	*
C. Charles Perfetti	24,836		*
John K. Keach, Jr.	6,754	(4)	*
David R. Lovejoy	17,471	(5)	*
Ann D. Murtlow	5,897	(6)	*
Ralph R. Whitney, Jr.	41,083	(7)	*
Jerry L. Williams	60,117	(8)	*
Jean L. Wojtowicz	40,191	(9)	*
All directors, named executive officers and other executive officers as a group (11 persons)	439,411	(10)	9.70%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	419,000	(11)	9.42%

*	Less than 1 percent.
(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Excludes fractional shares held by any listed beneficial owner.
(2)	All shares are pledged as security against a line of credit.
(3)	Includes 1,000 shares held in an IRA Account.
(4)	Includes 1,938 deferred stock rights under our Directors’ Deferred Stock Plan, payable in shares on a one-for one basis when the holder ceases to serve as a director.
(5)	Includes 11,227 deferred stock rights under our Directors’ Deferred Stock Plan, payable in shares on a one-for one basis when the holder ceases to serve as a director, and 577 shares held jointly with spouse.
(6)	Includes 1,431 deferred stock rights under our Directors’ Deferred Stock Plan, payable in shares on a one-for one basis when the holder ceases to serve as a director.
(7)	Includes 25,043 deferred stock rights under our Directors’ Deferred Stock Plan, payable in shares on a one-for one basis when the holder ceases to serve as a director.
(8)	Includes 16,987 deferred stock rights under our Directors’ Deferred Stock Plan, payable in shares on a one-for one basis when the holder ceases to serve as a director, 11,900 shares held in an IRA account and 1,702 shares held by a limited liability company of which Mr. Williams holds voting and investment power.
(9)	Includes 24,152 deferred stock rights under our Directors’ Deferred Stock Plan, payable in shares on a one-for one basis when the holder ceases to serve as a director.
(10)	Includes 80,778 deferred stock rights under our Directors’ Deferred Stock Plan, payable in shares on a one-for one basis when the holder ceases to serve as a director.
(11)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2014 and reflects beneficial ownership as of December 31, 2013. Wellington Management Company, LLP reports having shared voting and dispositive power with respect to all shares indicated.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of the three directors named below. The Board and the Audit Committee have determined that the Committee’s current composition satisfies the Nasdaq listing requirements, including the requirement that all Audit Committee members be “independent directors” as defined by Nasdaq rules. The Board annually reviews the independence of the Audit Committee members under both Nasdaq rules and the SEC’s definition of independence for Audit Committee members and the independence requirements in our Corporate Governance Principles. The Board has determined that Ms. Wojtowicz meets the SEC’s definition of an “Audit Committee financial expert.”

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board, management and the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2013, with the Company’s management. The Audit Committee has discussed with BKD LLP, or BKD, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable rules of the Public Accounting Oversight Board including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from BKD required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with BKD the independence of that firm.

The members of the Audit Committee have also confirmed that there have been no new circumstances or developments since their appointment to the Committee that would impair any member’s ability to act independently.

Based on the reviews and discussions referred above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Jean L. Wojtowicz, Chair
David R. Lovejoy
Ralph R. Whitney, Jr.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has already appointed BKD as our independent registered public accounting firm for 2014. The Board is submitting the appointment of BKD for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of BKD will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BKD LLP as our independent registered public accounting firm for 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

BKD has served as our independent registered public accounting firm since 2006. The following table sets forth fees paid to BKD for services provided during 2013 and 2012, respectively:

	2013	2012
Audit Fees	$90,000	$111,700
Audit-Related Fees(1)	82,700	1,508
Tax Fees	12,230	11,650
All Other Fees(2)	—	18,540
TOTAL	$184,930	$143,398

(1)	Relate primarily to consents related to registration statement on Form S-8 relating to the company’s 2013 Equity Incentive Plan and procedures relating to registration statement on Form S-1 in connection with the offering of our common stock closed in November 2013.
(2)	Relate primarily to the filing of the Company’s registration statement on Form 10 during 2012.

Pre-approval Policy

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee will consider whether the provision of the services listed above is compatible with maintaining that firm’s independence.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our 2015 annual meeting of shareholders must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our By-Laws. To be timely, such proposals must be received by us at our principal executive office no later than December 10, 2014.

If a shareholder desires to propose an item of business for consideration at our annual meeting of shareholders or to nominate persons for election as director at an annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our By-Laws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our By-Laws for the 2015 annual meeting of shareholders, we must receive such notice on or after January 19, 2015 but not later than February 18, 2015.

A copy of the advance notification requirements of our By-Laws may be obtained upon request to our Secretary at First Internet Bancorp, 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Report of the Audit Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”), including financial statements audited by BKD LLP, our independent registered public accounting firm, and BKD LLP’s report thereon, is available to our shareholders on the Internet as described in the Notice of Internet Availability of Proxy Materials. In addition, a copy of the Annual Report will be sent to any shareholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to our Secretary at First Internet Bancorp, 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240. The Annual Report is also available and may be accessed free of charge through the Shareholders Information section of our website at www.firstinternetbancorp.com.

OTHER BUSINESS

The Board knows of no other matters that may be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

REVOCABLE PROXY YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS Shareholders of record have three ways to vote: 1.By Telephone (using a Touch-Tone Phone); or 2.By Internet; or 3.By Mail. To Vote by Telephone: Call 1-855-673-0652 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 19, 2014. To Vote by Internet: Go to https://www.rtcoproxy.com/inbk prior to 3 a.m., May 19, 2014. Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted. Mark here if you plan to attend the meeting. Mark here for address change. Annual Meeting Materials are available at: Comments: http://firstinternet.investorroom.com FOLD HERE IF YOU ARE VOTING BY MAIL PLEASE DO NOT DETACH PLEASE MARK VOTES AS IN THIS EXAMPLE With-For All For Against Abstain For hold Except 1. To elect seven directors to serve until the next annual meeting of shareholders. 2. To approve, in an advisory (non-binding) vote, the compensation paid to three of our executive officers. For Against Abstain 3. To ratify the appointment of BKD LLP as our independent registered public accounting firm for 2014. Nominees: (01) David B. Becker (02) John K. Keach, Jr. 4. To transact such other business as may properly come before the meeting or any (03) David R. Lovejoy (04) Ann D. Murtlow adjournments thereof. (05) Ralph R. Whitney, Jr. (06) Jerry Williams (07) Jean L. Wojtowicz INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below. Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. Date When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

ANNUAL MEETING, MAY 19, 2014 YOUR VOTE IS IMPORTANT! Annual Meeting Materials are available on-line at: http://firstinternet.investorroom.com You can vote in one of three ways: 1. Call toll free 1-855-673-0652 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.rtcoproxy.com/inbk and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS (Continued, and to be marked, dated and signed, on the other side) REVOCABLE PROXY FIRST INTERNET BANCORP ANNUAL MEETING OF SHAREHOLDERS MAY 19, 2014 1:00 P.M. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS David B. Becker and Kay E. Whitaker, or either of them are hereby appointed, for the undersigned, with full power of substitution, to vote all the shares of Common Stock of First Internet Bancorp (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company scheduled for May 19, 2014 at 1:00 P.M. at 9100 Keystone Crossing, Indianapolis, Indiana 46240,and at any adjournment thereof, as directed on the reverse side and, in their discretion on any matters which may properly come before the meeting. This proxy will be voted as directed or if no direction is provided, the shares represented by this proxy will be voted FOR all of the nominees listed in proposal 1, and FOR proposals 2 and 3. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.